Exhibit 4.5

OPTHEA US INC.

September 21, 2022

Tim Morris 2004 Oxford Ave

Austin, Texas 78704

USA

Re: Employment Terms

Dear Tim

On behalf of OPTHEA US, INC. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment, which is anticipated to start on October 24 2022 (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1. Employment by the Company.

(a) Position. You will serve as the Company’s Chief Financial Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. It is anticipated that such business of the Company will include your providing services to entities that are affiliated with the Company, without further or additional compensation or benefits other than as set forth in this Agreement.

(b) Duties and Location. You will perform those duties and responsibilities as are customary for the position of Chief Financial Officer and as may be directed by the Chief Executive Officer, to whom you will report. You will work remotely from Austin, Texas or other location in the U.S.A. as designated by employee. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title, work location and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2. Base Salary and Employee Benefits.

(a) Salary. You will be paid a base salary at the rate of $475,000 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours in the United States, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b) Signing Bonus. The Company will pay you a one-time signing bonus of twenty-five thousand dollars ($25,000) (the “Signing Bonus”), which will be paid to you no later than 30 days following the Start Date. You must be employed by the Company at the time of payment of the Signing Bonus in order to receive the Signing Bonus. The Signing Bonus shall be subject to deductions and withholdings as required by law. If (i) you resign from your employment with the Company and such resignation does not constitute a Resignation for Good Reason (defined below) or (ii) you are terminated by the Company for Cause (defined below), within the first 12 months of continuous employment following your Start Date, you agree to repay 100% of the Signing Bonus within 30 days of your termination of employment.

Tim Morris

September 21, 2022

(c) Annual Bonus. You will be eligible for an annual discretionary performance bonus with a target amount of 45 percent (45%) of your base salary, less payroll deductions and withholdings, during each full fiscal year of the Company during your employment. The amount of this bonus will be determined in the discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Company will pay you this annual bonus, if any, no later than 15th September of the year occurring following the close of the fiscal year ending the immediately preceding June 30. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

(d) Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request.

3. Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4. Equity Awards. In its sole discretion and subject to approval by the Company’s Board of Directors (the “Board”) and the shareholders of the Company, as applicable, the Company may grant you an option to purchase 300,000 of the Company’s American Depositary Shares at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s Long-Term Incentive Plan (the “Plan”) and your grant agreement (the “Grant Agreement”). Copies of the Plan and Grant Agreement will be provided to you if and when the Option is granted to you, and will include the following vesting schedule: 25% of the total shares will vest on the one year anniversary of the vesting commencement date, and 25% of the total shares will vest annually thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the preceding day), subject to any Performance Period and Grant Conditions (each as defined in the Plan) as of each such date. In the event of any conflict between this Agreement or the Plan or the Grant Agreement, the Plan and the Grant Agreement will supersede this Agreement and control.

5. Compliance with Confidentiality Information Agreement and Company Policies. As a Company employee, you will receive and have access to Company confidential information and trade secrets, and you will be expected to abide by Company rules and policies. Accordingly, as a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the Confidentiality Agreement and only sign it after careful consideration. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

Tim Morris

September 21, 2022

6. Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

7. At-Will Employment Relationship. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice, subject to Section 8 and 9 of this Agreement.

8. Severance in the Event of Qualifying Termination Absent a Change of Control. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 10 (“Clawback and Recovery”), 12 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Cash Severance. The Company will pay you, as cash severance, twelve (12) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(b) COBRA Severance. The Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of twelve (12) months, either by reimbursing you for or paying directly (at the Company’s discretion) your COBRA premiums to continue such coverage (the “COBRA Severance”). The Company's obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the sixth (6th) calendar month following your Separation from Service date.

9. Severance in the Event of Qualifying Termination in Connection with a Change of Control. In the event of a Qualifying Termination that occurs within three (3) months prior to or within twelve (12) months following the

Tim Morris

September 21, 2022

closing of a Change of Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 10 (“Clawback and Recovery”), 12 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), then in addition to the Severance Benefits set forth in Section 8 above, the Company shall also accelerate the vesting of any then unvested shares subject to the Option such that one hundred percent (100%) of such shares shall be deemed satisfied as of your Separation from Service date (the “Accelerated Vesting”).

10. Clawback and Recovery. Any and all Severance Benefits and Accelerated Vesting provided under this Agreement will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause

11. Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, other than your rights to the vested portion of your Option and any other rights to which you are entitled under the Company’s benefit programs.

12. Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to your receipt of the Severance Benefits and Accelerated Vesting (if applicable), you shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

13. Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of the Severance Benefits or the Change of Control Severance (if applicable), within five (5) days after your Separation from Service Date (or earlier if requested by the Company), you must return to the Company or if agreed in writing by the CEO, destroy all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. Such documents, property and information may only be destroyed if agreed in writing by the CEO in advance. You also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company

Tim Morris

September 21, 2022

requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service date (or earlier if requested by the Company) you must permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). If requested, you shall deliver to the Company a signed statement certifying compliance with this Section prior to the receipt of the Severance Benefits or the Change of Control Severance (if applicable). The Company will provide you a list of Company property in your possession and documents that must be destroyed or returned upon separation of service.

14. Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company without the prior written approval of the Company’s CEO; provided, however, that you may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchangeIn addition, the Company understands that you are a member of the Board of Directors of DBV Technologies S.A., Aquestive Therapeutics, Humanetics Corporation and Univercells S.A., and the Company consents to you continuing to serve in such capacity, provided that such service does not conflict or interfere with your duties and obligations under this Agreement (including the Confidentiality Agreement). Should employee no longer continue service as a member of the Board of Directors of the previously listed companies, he may become a Board Member of a new company, subject to this clause 14 and provided no conflict exists between a potential new company and the Company

15. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company; (e) misconduct, or other violation of Company policy that causes harm; (f) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or material breach of any Company policy, or of any statutory duty you owe to the Company; or (g) conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Company in its sole discretion.

You shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (c) relocation of your principal place of employment to a place that increases your one-way commute by more than twenty five (250) miles as compared to your then-current principal place of employment immediately prior to such relocation, provided, however, that neither your transition from remote work to a Company nor to remote work from a Company office will be considered a relocation of your principal place of employment with the Company for purposes of this definition. In order to resign for Good Reason, you must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting

Tim Morris

September 21, 2022

forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

“Change of Control” shall have the same meaning as “Corporate Control Event” as set forth in the Plan, excluding sections (b) and (h) of such definition.

16. Compliance with Section 409A. It is intended that the Severance Benefits and Accelerated Vesting (if applicable) set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or Accelerated Vesting (if applicable) constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Accelerated Vesting (if applicable) shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance Benefits and Accelerated Vesting (if applicable) benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance Benefits and Accelerated Vesting (if applicable) benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in- kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

17. Section 280G; Parachute Payments.

(a) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment,

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September 21, 2022

whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after- tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the of in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 17 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 17(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

18. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a

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September 21, 2022

plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented, at your own expense, by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19. Miscellaneous. If the Company informs you that you are required to complete a background check or drug test, you will complete these before the offer is granted. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Tim Morris

September 21, 2022

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before September 28 2022 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Tim Morris

September 21, 2022

Sincerely,

/s/ Megan Baldwin
Megan Baldwin, CEO & Managing Director

Reviewed, Understood, and Accepted:

/s/ Tim Morris	September 22, 2022
Tim Morris	Date

Exhibit A: Confidentiality Agreement

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Opthea US, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors, and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Inventions Assignment Agreement with Employer (the “Agreement”).

A. During the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information; and

B. It is of material benefit to restrict the disclosure of Company’s trade secrets and Confidential Information with a nondisclosure, non-solicitation, and non-competition agreement, all of which are reasonable in terms of scope, geography and duration.

Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1. Confidential Information Protections.

1.1 Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

1.2 Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel,

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employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew before my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information and Third Party Information as provided in this Section 1. The restrictions in this Section 1 are intended to and will continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information and Third Party Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, the two-year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law will continue indefinitely.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

1.6 Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information or Third Party Information, except as required in performing my duties for Company, and for the non-solicitation covenants, and the other promises provided herein, Company will grant me access to Confidential Information or Third Party Information required to fulfill the duties of my position as determined by Company. I agree that Company has no pre-existing obligation to reveal Confidential Information or Third Party Information.

2. Assignments of Inventions.

2.1 Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

2.2 Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities

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or trade secrets, or Confidential Information, except for Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company. In addition, this Agreement does not apply to any Invention that qualifies fully for protection from assignment to Employer under any specifically applicable state or district law, regulation, rule or public policy, as more specifically described in Exhibit A for employees working in certain jurisdictions (collectively, “Nonassignable Inventions”).

2.3 Prior Inventions.

(a) On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me before my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I agree, represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b) If I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this Section 2.3(b), “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

2.4 Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. Neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5 Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including the United States, all my right, title, and interest in and to any particular Company Invention.

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2.7 Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

2.9 Incorporation of Software Code. I will not incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as specifically directed by Company.

3. Records. I will keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4. Duty of Loyalty During Employment. To the extent applicable to me or modified for me as described in Exhibit B based on the jurisdiction in which I work, during my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. To the extent applicable to me or modified for me as described in Exhibit C based on the jurisdiction in which I work, and subject to future modification by Section 10.3, during the period of my employment and for the one-year period after the date my employment ends for any reason, including voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person then employed by Company or who has left the employment of Company within the preceding six months, or any person or entity engaged by Company as a consultant or independent contractor or who/which has ceased a service relationship with Company within the preceding six months, to terminate such person’s or entity’s relationship with Company, even if I did not initiate the discussion or seek out the contact;

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5.2 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person then employed by Company or who has left the employment of Company within the preceding six months, or any person or entity engaged by Company as a consultant or independent contractor or who/which has ceased a service relationship with Company within the preceding six months, to terminate such person’s or entity’s relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

5.3 hire or attempt to hire any person who is an employee, consultant, or independent contractor of Company, even if I did not initiate the discussion or seek out the contact;

5.4 hire, employ, or engage any person then employed by Company or who has left the employment of Company within the preceding six months in a business venture as partners or owners or other joint capacity, or attempt to hire, employ, or engage any person then employed by Company or who has left the employment of Company within the preceding six months in a business venture as partners or owners or other joint capacity;

5.5 solicit, induce, encourage, or participate in an attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.6 solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services;

5.7 solicit, induce, encourage or attempt to solicit, induce, or encourage, any franchisee, joint venture, supplier, vendor or contractor who conducted business with Company at any time during the two-year period before the termination of my employment with Company, to terminate or adversely modify any business relationship with Company or not to proceed with, or enter into, any business relationship with Company, nor will I otherwise interfere with any business relationship between Company and any such franchisee, joint venture, supplier, vendor or contractor; or

5.8 perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer (except as prohibited by law).

For purposes of this Agreement: (a) a “Customer or Potential Customer” is any person or entity who or which used or inquired of Company’s services at any time during the two-year period preceding the termination of my employment with Company; and (b) “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

6. Non-Compete Provision.

6.1 To the extent applicable to me or modified for me as described in Exhibit D based on the jurisdiction in which I work, and subject to any future modification by Section 10.3, for the one-year period after the date my employment ends for any reason, including voluntary termination by me or involuntary termination by Company (except as prohibited by law), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined above) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

6.2 The parties agree that, for purposes of this Agreement, “Restricted Territory” means (a) all counties in the state or district in which I primarily perform services for Company; (b) all other states or districts of the United States of America in which Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period before the date of the termination of my relationship with Company; and (c)

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any other countries from which Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period before the date of the termination of my relationship with Company.

7. Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel before signing this Agreement, (b) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained in this Agreement, including my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 7 and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

8. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust before my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

9. Return of Company Property. When I cease to be employed by Company or upon Company’s earlier request, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including Confidential Information, I will provide Company with (a) a computer-useable copy of all such information and then permanently delete such information from those systems, and (b) access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. Any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Before leaving my employment with Company, I will (i) provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including any login, password, and account information, (ii) cooperate with Company in attending an exit interview, and (iii) complete and sign Company’s termination statement if required to do so by Company.

10. Legal and Equitable Remedies.

10.1 It may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. Accordingly, in addition to any remedies available under applicable law and/or as set forth in any equity agreements between me and Company (including option grant notices), any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2 Except as prohibited by law or any agreement between Company and me regarding payment of fees charged by an arbitral body, if Company is successful in whole or in part in any legal or equitable action under this Agreement (including a court partially or fully granting any application, motion, or petition by Company for

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injunctive relief, including a temporary restraining order, preliminary injunction, or permanent injunction), whether against or commenced by me, Company will be entitled to recover from me all costs, fees, or expenses it incurred at any time during the course of the dispute, including reasonable attorney’s fees. A final resolution of such dispute or a final judgment is not a prerequisite to Company’s right to demand payment hereunder and such amounts must be paid by me to Company within 30 days after I receive written notice of such demand. If Company demands only a portion of such costs, fees, or expenses incurred, such demand will be without prejudice to further demands for (a) the remainder of any outstanding costs, fees, or expenses incurred, or (b) costs, fees, or expenses incurred after the prior demand.

10.3 If Company enforces this Agreement through a court order, the restrictions of Sections 5 and 6 will remain in effect for a period of twelve months from the effective date of the order enforcing the Agreement.

11. Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12. Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and 6 are in effect, I will inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I will inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

13. General Provisions.

13.1 Governing Law; Consent to Personal Jurisdiction; Notice of Change to Work Location. This Agreement will be governed by and construed according to the laws of the state or district in which I primarily work for Company without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in the state or district in which I primarily work for Company and the state or district in which Company’s headquarters is located for any lawsuit filed there against me by Company arising from or related to this Agreement (although I understand Company will not file a lawsuit in the state or district in which Company’s headquarters is located if prohibited by applicable law). I will not change the state or district where I am primarily working for the Company without providing prior written notice to the Company of such change (other than in the case of any such change requested or required of me by the Company).

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives. Notwithstanding anything to the contrary herein, Company may

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assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For avoidance of doubt, Company’s successors and assigns are authorized to enforce Company’s rights under this Agreement.

13.4 Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5 Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, except as prohibited by law.

13.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Waiver of Statutory Information Rights. I hereby waive any current or future rights I may have under Section 220 of the Delaware General Corporation Law (and similar rights under other applicable law) to inspect, or make copies and extracts from, Company’s stock ledger, any list of its stockholders, or any other books and records of Company or any of its affiliates or subsidiaries, in my capacity as a holder of stock, shares, units, options, or any other equity instrument.

13.8 Export. I will not export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.10 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE RIGHT TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.11 Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 with respect to a consulting relationship) will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement, together with the Exhibits herein and any executed written offer letter between me and Company, is the final, complete and exclusive agreement between me and Company with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, whether written or oral; provided, however, if, before execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only, except that any restrictive covenant provisions of such agreement will not be superseded and will remain in effect and enforceable without limiting or affecting the provisions of this Agreement. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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13.12 Interpretation. For purposes of this Agreement, whenever the context requires the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders; and any references to sections (unless otherwise specified otherwise) refer to sections of this Agreement. The parties to this Agreement agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

13.13 Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by law enforcement, any federal, state or local government agency or commission that enforces anti-discrimination laws, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, Company, discussing the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose Company’s attorney- client privileged communications or attorney work product. For the avoidance of doubt, I understand that nothing in this Agreement prohibits me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

[Signatures to follow on next page]

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This Agreement will be effective as of the date signed by the employee below.

EMPLOYER:	EMPLOYEE:

/s/ Megan Baldwin	/s/ Timothy E. Morris
(Signature)	(Signature)

Megan Baldwin	Timothy E. Morris
(Printed Name)	(Printed Name)

22 Sept 2022	September 22, 2022
(Title)	(Date Signed)

PRIOR INVENTIONS

1.
Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

☒	No Prior Inventions.

☐	See below:

☐	Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention		Party(ies)	Relationship

1.

2.

3.

	☐	Additional sheets attached.

Employee Confidential Information and Inventions Assignment Agreement
Signature Page
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Exhibit A

JURISDICTION-SPECIFIC IP ASSIGNMENT NOTIFICATIONS (AS APPLICABLE)

For California Employees Only

THIS IS TO NOTIFY you in accordance with Cal. Lab. Code § 2870, this Agreement between you and Employer does not apply to an invention that you developed entirely on your own time without using Employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or use to Employer’s business, or actual or demonstrably anticipated research or development; or

(2) Result from any work you perform for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Delaware Employees Only

THIS IS TO NOTIFY you in accordance with Del. Code Ann., Title 19, § 805 that the Agreement between you and Employer does not require you to assign or offer to assign to Employer any of your rights in an invention that you develop entirely on your own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those inventions that either:

(1) Relate to Employer’s business, or actual or demonstrably anticipated research or development; or

(2) Result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Illinois Employees Only

THIS IS TO NOTIFY you in accordance with Chapter 765 Section 1060/2 of the Illinois Compiled Statutes that the foregoing Agreement between you and Employer does not require you to assign or offer to assign to Employer any invention that you developed entirely on your own time without using Employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate to Employer’s business, or actual or demonstrably anticipated research or development of Employer; or

(2) Result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

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For Kansas Employees Only

THIS IS TO NOTIFY you in accordance with K.S.A. § 44-130(a), this Agreement between you and Employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of Employer was used and that you developed entirely on your own time, unless the invention either:

(1) Relates to Employer’s business, or actual or demonstrably anticipated research or development; or

(2) Results from any work you perform for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Minnesota Employees Only

THIS IS TO NOTIFY you in accordance with Section 181.78 of the Minnesota Statutes that the foregoing Agreement between you and Employer will not apply to an invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on your own time, and:

(1) Does not relate (a) directly to the business of Employer or (b) to Employer’s actual or demonstrably anticipated research or development, or

(2) Does not result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Nevada Employees Only

THIS IS TO NOTIFY you in accordance with NRS § 600.500, unless there is an express written agreement to the contrary, Employer is the sole owner of any “patentable invention or trade secret” developed by you during the course and scope of your employment that relates directly to work performed during the course and scope of employment.

For New Jersey Employees Only

THIS IS TO NOTIFY you in accordance with Section 34:1B-265 of the New Jersey Statutes that the foregoing Agreement between you and Employer will not apply to an invention that you developed entirely on your own time without using Employer equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate to Employer’s business, or actual or demonstrably anticipated research or development; or

(2) Result from any work performed by you on behalf of Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For North Carolina Employees Only

THIS IS TO NOTIFY you in accordance with North Carolina General Statute §§ 66.57.1 and 66.57.2 that the foregoing Agreement between you and Employer does not require you to assign or offer to assign to Employer any

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invention that you developed entirely on your own time without using Employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Employer’s business, or actual or demonstrably anticipated research or development of Employer; or

(2) Result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable. You will have the burden of establishing that any invention is excluded from assignment to Employer by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between Employer and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

For Utah Employees Only

THIS IS TO NOTIFY you in accordance with Utah Code §§ 34-39-1 to 34-39-3 that the foregoing Agreement between you and Company will not apply to an invention that is both (i) created by you on your own time, and (ii) not an “employment invention.”

An “employment invention” means an invention or any part that is:

•
Conceived, developed, or reduced to practice or created by you:
o
within the scope of your employment;
o
on Employer’s time; or
o
with the aid, assistance, or use of any of Employer’s property, equipment, facilities, supplies, resources, or intellectual property.
•
The result of any work, services, or duties performed by you for Employer.
•
Related to Employer’s industry or trade.
•
Related to Employer’s current or demonstrably anticipated business, research, or development .

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Washington Employees Only

THIS IS TO NOTIFY you in accordance with Section 49.44.140 of the Revised Codes of Washington that the foregoing Agreement between you and Employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of Employer was used, and which was developed entirely on your own time, unless:

(1) The invention relates (a) directly to the business of Employer, or (b) to Employer’s actual or demonstrably anticipated research or development; or

(2) The invention results from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

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Exhibit B

JURISDICTION-SPECIFIC MODIFICATIONS TO SECTION 4

(AS APPLICABLE)

For District of Columbia Employees Only

I acknowledge that if I execute this Agreement on or after the first date on which the Ban on Non- Compete Agreements Amendment Act of 2020 is fully effective and applicable (the “DC Act Effective Date”), Section 4 of this Agreement will be replaced in its entirety with the following:

•
Before commencing any employment or providing any services for any person or entity other than Company, including for myself (and whether or not such employment or service is performed in exchange for compensation), which (i) is directly or indirectly competitive with or would otherwise conflict with, my employment by Company, or (ii) may involve the disclosure or use of Company’s Confidential Information (“Conflicting Outside Work”), I will provide Company with at least ten business days of advance written notice thereof, and I agree to provide to Company in writing, before my commencement of Conflicting Outside Work, such additional information (including the name, address and other customary contact information pertaining to the person or entity on whose behalf such employment or services will be performed (or a description of such services if performed for myself)) which Company, in its sole reasonable discretion, deems necessary to protect its legitimate, lawful interest in preventing the disclosure or use of Confidential Information in connection with my performance of Conflicting Outside Work. All notices and information provided to Company by me pursuant to this Section 4 will be delivered in such written form as Company may specify from time to time.

B-1.
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Exhibit C

JURISDICTION-SPECIFIC NON-SOLICITATION MODIFICATIONS TO SECTION 5 (AS APPLICABLE)

For Alabama Employees Only

I acknowledge that I agree to this Section 5 in order to protect Company’s protectable business interests pursuant to Ala. Code §§ 8-1-190 to 8-1-197. I acknowledge that during my employment I will have access to and knowledge of Confidential Information and such Confidential Information contains trade secrets pursuant to Ala. Code § 8-27-2.

For Arizona Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Arkansas Employees Only

I acknowledge that I agree to this Section 5 in order to protect Company’s legitimate business interests pursuant to Section 4-75-101 of the Arkansas Code.

For California Employees Only

I acknowledge that Sections 5.2-5.6 of this Agreement will not apply to me.

For Colorado Employees Only

I acknowledge that during my employment I will have access to and knowledge of Confidential Information and such Confidential Information contains trade secrets pursuant to C.R.S. Section 8-2- 113(b).

For Florida Employees Only

I acknowledge that I agree to this Section 5 in order to protect Company’s legitimate business interests pursuant to Fla. Stat. Section 542.335.

For Georgia Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Hawaii Employees Only

I acknowledge that Section 5 of this Agreement will not apply to me if I am employed by a “technology business” as defined by Haw. Rev. Stat. 480-4.

For Indiana Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Illinois Employees Only

I acknowledge and understand that Section 5 of the Agreement shall apply to me only if my actual or expected annualized rate of earnings exceeds the applicable earnings threshold under the Illinois Freedom to Work Act (820 ILSC 90/10).

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I acknowledge that, for purposes of the Agreement, references to “Customer or Potential Customer” shall mean any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.5 or 5.6 if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

For Louisiana Employees Only

I acknowledge that I agree to this Section 5 in order to protect Company’s legitimate business interests pursuant to La. R.S. 23:921.

I acknowledge that for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me. In addition, Section 5 of the Agreement will only apply to areas within the Ascension, East Baton Rouge, East Feliciana, Iberville Jefferson, Livingston, Orleans, Plaquemines, Pointe Coupee, St. Bernard, St. Tammany, St. Charles, St. Helena, St. John the Baptist, St. James, West Baton Rouge, and West Feliciana parishes of Louisiana, which I acknowledge and agree are the parishes where I conduct business for Company in Louisiana.

For Minnesota Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Missouri Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me. I further acknowledge that Section 5 of the Agreement will not apply to me if I am an employee who provides only secretarial or clerical services.

For New Hampshire Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For North Dakota Employees Only

I acknowledge that Section 5 of the Agreement will not apply to me.

For South Dakota Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Oklahoma Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

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For Oregon Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Tennessee Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Virginia Employees Only

I acknowledge that Section 5 of this Agreement will be replaced in its entirety with the following:

5.
I agree that during the period of my employment and for the one-year period after the date my employment ends for any reason, including but voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:
5.1
solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;
5.2
solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 6 below);
5.3
hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three months to research, develop, market, sell, perform or provide Conflicting Services;
5.4
solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;
5.5
solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or
5.6
perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one-year period before my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs after the termination of my employment, during the one-year period before the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly

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competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

For Wisconsin Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

C-4.
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Exhibit D

JURISDICTION-SPECIFIC NON-COMPETITION MODIFICATIONS TO SECTION 6 (AS APPLICABLE)

For Alabama Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s protectable business interests pursuant to Ala. Code §§ 8-1-190 to 8-1-197. I acknowledge that during my employment I will have access to and knowledge of Confidential Information and such Confidential Information contains trade secrets pursuant to Ala. Code § 8-27-2.

For Arkansas Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Section 4-75-101 of the Arkansas Code.

For California Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me.

For Colorado Employees Only

I acknowledge that during my employment I will have access to and knowledge of Confidential Information and such Confidential Information contains trade secrets pursuant to C.R.S. Section 8-2- 113(b).

For District of Columbia Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me if I execute this Agreement on or after the first date on which the Ban on Non-Compete Agreements Amendment Act of 2020 is fully effective and applicable (the “DC Act Effective Date”). If, however, I execute this Agreement before the DC Act Effective Date, I acknowledge that Section 6 of this Agreement will apply to me.

I acknowledge that if Section 6 of this Agreement applies to me, the term “Restricted Territory” as used in Section 6 will mean the 100-mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

For Florida Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Fla. Stat. Section 542.335.

For Georgia Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me if I do not (i) customarily and regularly solicit for Company’s customers or prospective customers; (ii) customarily and regularly engage in making sales or obtaining orders or contracts for products or services; (iii) perform the following duties: have a primary duty of managing the enterprise in which I am employed or of a customarily recognized department or subdivision, customarily and regularly direct the work of two or more other employees, and have the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing,

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advancement, promotion, or any other change of status of other employees; or (iv) perform the duties of a key employee or professional, pursuant to O.C.G.A. § 13-8- 53(a).

For Hawaii Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me if I am employed by a “technology business” as defined by Haw. Rev. Stat. 480-4. I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Section 480-4 of the Hawaii Revised Statutes.

For Idaho Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill.

I acknowledge that Section 6 of this Agreement will not apply to me if I am not a “key” employee or “key” independent contractor, as defined under Idaho Code § 44-2702(1).

For Illinois Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill.

I acknowledge and understand that Section 6 of the Agreement shall apply to me only if my actual or expected annualized rate of earnings exceeds the applicable earnings threshold under the Illinois Freedom to Work Act (820 ILSC 90/10).

For Indiana Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill.

For Louisiana Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to La. R.S. 23:921.

I acknowledge that, for purposes of Section 6 of the Agreement, references to “Restricted Territory” will only apply to areas within the Ascension, East Baton Rouge, East Feliciana, Iberville Jefferson, Livingston, Orleans, Plaquemines, Pointe Coupee, St. Bernard, St. Tammany, St. Charles, St. Helena, St. John the Baptist, St. James, West Baton Rouge, and West Feliciana parishes of Louisiana, which I acknowledge and agree are the parishes where I conduct business for Company in the State of Louisiana.

For Maine Employees Only

I acknowledge that, pursuant to 26 M.R.S.A. § 599-A, Section 6 of this Agreement will not apply to me if (i) I earn wages at or below 400% of the federal poverty level, or (ii) if Company did not provide notice to me of a non-compete requirement and did not provide a copy of this Agreement at least three business days before Company required the Agreement to be signed.

For Maryland Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me if I earn less than either (i) $15.00 per hour, or (ii) $31,200 per year, pursuant to Md. Code Ann., Lab. & Empl. § 3-716(a).

For Massachusetts Employees Only

I acknowledge that the Company may elect to enforce the provisions of Section 6 or waive them at its sole discretion. If Company elects to waive the provisions of Section 6, such waiver may be accomplished by Company providing me with written notice of its election to waive: (A) on or before the last day of my employment with Company pursuant to an involuntary termination by Company for Cause, or (B) within two weeks after Company’s receipt of written notice from me of my resignation from employment. If Company does not elect to waive the provisions of this Section 6 then Company must either: (i) accelerate the vesting of my Company stock options by 3 months (“Mutually Agreed Upon Consideration”), or, in the event I do not have any Company stock options, (ii) pay me continuing salary payments for one year following termination of my employment at a rate equal to no less than 50% of the highest annualized base salary paid to me by Company within the two years prior to the termination of my relationship with Company (“Garden Leave Payments”). Notwithstanding anything to the contrary above, Company may enforce the covenants in this Section 6 without providing the Garden Leave Payments, if applicable, if it determines in good faith that I breached this Section 6 or unlawfully misappropriated Company’s physical or electronic property. For avoidance of doubt, Company’s failure to timely waive the provisions of Section 6 shall be construed as its election to enforce the provisions of this Section 6. For further avoidance of doubt, if Company elects to waive, I am classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, or Company is otherwise prohibited by law or a court from enforcing, the provisions of this Section 6, I will not be subject to the restrictions in this Section 6 nor will I be entitled to any Mutually Agreed Upon Consideration or Garden Leave Payments.

I agree that for purposes of this Agreement, “Cause” shall mean a termination of my employment by the Company due to my misconduct or failure to meet the Company’s performance expectations

I agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which I provided services for Company or had a material presence or influence, during any time within the last two years prior to the termination of my relationship with Company.

For Michigan Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its unique business relationships, and its customer goodwill. I acknowledge that Section 6 is necessary to protect these legitimate business interests.

For Minnesota Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its former clients or customers, and its customer goodwill.

For Missouri Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Section 416.031 of the Missouri Revised Statutes. I acknowledge that this Section 6 is necessary to protect those legitimate business interests.

I acknowledge that Section 6 of this Agreement will not apply to me if I am an employee who provides only clerical or secretarial services.

For Montana Employees Only

I acknowledge that Section 6 of the Agreement is reasonably necessary to protect Company’s legitimate business interests in good will, customer relationships, and trade information pursuant to Mont. Code Ann. §§ 28-2-703 to 28-2-705.

I acknowledge that Section 6 of the Agreement does not operate as an absolute or full restraint on my right to work.

I acknowledge that Section 6 of the Agreement will not apply to me if I am terminated by Company.

For New Hampshire Employees Only

I acknowledge that, pursuant to N.H. RSA § 275:70, that this Section of this Agreement will not apply to me after the termination of my employment, unless (i) Company provided me a copy of this Agreement before I accepted my offer of employment, if this was a condition of employment before my employment with Company, and (ii) I earn an hourly wage of more than 200% of the federal minimum wage.

For North Dakota Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me.

For Ohio Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information and its customer goodwill. I acknowledge that Section 6 is necessary to protect these legitimate business interests.

For Oklahoma Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me.

For Oregon Employees Only

I acknowledge that either (a) Company informed me in a written employment offer received by me at least two weeks before my first day of work that a noncompetition agreement is required as a condition of employment or (b) this noncompetition agreement is entered into upon my subsequent bona fide advancement by Company. I understand Company reserves all of the options under ORS 653.295 for enforcement of this noncompetition agreement for up to one year.

I acknowledge that this Section 6 of the Agreement will not apply to me if I am classified as a nonexempt employee under the federal Fair Labor Standards Act.

I acknowledge that this Section 6 of the Agreement will only apply to me if the total amount of my annual gross salary and commissions, calculated on an annual basis, at the time of my termination, exceeds the median family income for a four-person family, as determined by the U.S. Census Bureau for the most recent year available at the time of my termination. I acknowledge that this Section 6 of the Agreement will only apply to me if my salary is at least $100,533.00 in 2021 dollars adjusted for inflation.

For Rhode Island Employees Only

I acknowledge that this Section 6 of this Agreement will not apply to me if I am (i) classified as a nonexempt employee under the federal Fair Labor Standards Act; (ii) an undergraduate or graduate student participating in an internship or otherwise entering into a short-term employment relationship with Company while enrolled at an educational institution; (iii) under the age of 18; or (iv) an employee who earns less than 250% of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.

For South Dakota Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to SDCL 53-9-8 through SDCL 53-9-11.

For Utah Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Utah Code §§ 34-51-101 to 34-51-301.

For Virginia Employees Only

I acknowledge that Section 6 of this Agreement will be replaced in its entirety with the following:

I agree that for the one-year period after the date my employment ends for any reason, including voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the 100-mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

I acknowledge that this Section 6 of this Agreement will not apply to me if my average weekly earnings, as determined pursuant to Code of Virginia §40.1-28.7:7, are less than the average weekly wage of the Commonwealth as determined by Va. Code Ann. § 65.2-500(B).

For Washington Employees Only

I acknowledge that Section 6 of this Agreement will only apply to me after the termination of my employment for any reason if my total annualized compensation (such as salary, commissions and bonuses), calculated as of the earlier of my employment separation date or the date Company seeks to enforce the restrictions in Section 6, meets or exceeds the greater of (i) $100,000; or (ii) the compensation threshold established by the Washington State Department of Labor and Industries (collectively, the “Compensation Threshold”).

I acknowledge that in the event that my employment is terminated as the result of a layoff, Company may elect to enforce the provisions of Section 6 of this Agreement or waive them at its sole discretion. If Company elects to waive the provisions of Section 6, such waiver may be accomplished by Company providing me with written notice of its election to waive on or before the last day of my employment with Company pursuant to an involuntary termination by Company as part of the layoff. If Company does not elect to waive the provisions of this Section 6 in connection with a reduction in force only, then Company must pay me continuing salary payments for the remainder of the term specified in Section 6 after termination of my employment at a rate equal to no less than my base salary at the time of the termination of my employment, less any compensation earned through my subsequent employment (“Garden Leave Payments”). Notwithstanding anything to the contrary above, Company may enforce the covenants in Section 6 without providing the Garden Leave Payments, if applicable, if it determines in good faith that I breached Section 6 or unlawfully misappropriated Company’s physical or electronic property. I agree that upon a request from Company, I will provide Company with proof of my new wage rate or salary through subsequent employment for the purposes of calculating Garden Leave Payments, which may be adjusted from payment to payment based on the information I provide to Company. For further avoidance of doubt, if my annualized compensation does not meet or exceed the Compensation Threshold (as defined in this Exhibit D), I will not be subject to the restrictions in Section 6.

For Wisconsin Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, relationships with customers or recent past customers, and its customer goodwill. I acknowledge that Section 6 is reasonably necessary to protect these legitimate business interests as defined by Wis. Stat. § 103.465.

I further acknowledge that Section 6 of the Agreement will only apply to Conflicting Services related to my particular division or product line at Company. Pursuant to Wis. Stat. § 103.465, Section 6 of the Agreement does not prohibit me from engaging in activities that are not in direct competition with Company.